Exhibit 99

Contacts:

Pelican Financial, Inc. - Howard Nathan — P:800 765-5562

Marcotte Financial Relations - Mike Marcotte — P:248 656-3873

Pelican Financial, Inc.

Reports Q1 Results

New Branches Show Strong Growth                                        For Immediate Release

                ANN ARBOR, Mich., NAPLES, Fla., May 6, 2005 — Pelican Financial, Inc. (AMEX: PFI), the holding company for Pelican National Bank, posted a net loss for the first quarter of 2005, reflecting higher branch expenses, increased cost of funds and margin compression from the low interest-rate environment, Charles C. Huffman, Chairman and CEO, reported today.

                Pelican National Bank, headquartered in Naples, Fla., is a full-service community bank serving the consumer and commercial sectors from six branch offices in Cape Coral, Fort Myers, Naples, and Bonita Springs, Florida.

                The net loss for the first quarter was $326,420, or $0.07 per diluted share, compared with a year-earlier net loss of $160,424, or $0.04 per diluted share. Net interest income was off 10%, from higher cost of funds, partially reflecting the planned withdrawal of approximately $50 million in noninterest bearing deposits by former sister-company Washtenaw Mortgage Company, last year. Noninterest income was down 37%, despite a 90% jump in service charges and fees from the expanded branch network.  Last year’s results benefited from $58,970 in gains from the sale of foreclosed property. Despite the growth in branch offices, noninterest expense rose only 7%, from a focused effort on boosting personnel efficiencies through a branch-wide staffing re-alignment. This year’s noninterest expense includes a onetime settlement of $125,000 for pending litigation.

                At the close of the quarter, total assets were $203,824,589, compared with total assets of $270,734,022 a year ago; loans receivable, net of allowance, were $113,992,909, versus $109,819,308 the year before; and deposits stood at $149,148,852, versus $240,991,931 at the close of the first quarter of 2004.

Mr. Huffman said, “We are working hard to build the franchise, but we are still trying to generate sufficient loan volume to offset higher borrowing costs and razor thin loan margins in our area. Loan runoff is also a nagging problem and is a hindrance to real loan growth. On the plus side, we originated nearly $15,000,000 in loans in Q1-2005, versus $12,100,000 in Q1-2004. Plus, we have a substantial loan pipeline, which bodes well for lending volume in the second quarter and second half.

more

“Branches are working well and we are attracting core deposits. Deposits at two of the newest branches went from $11,600,000 to $16,600,000 during the quarter. Also indicative of our successful branch strategy, we posted a 90% jump in bank service charges and fees.  We are hopeful that our efforts to contain expenses, staff properly, and add core-deposit customers and quality loans will return us to the path of profitability.”

He noted the Bank had adopted a new and popular remote capture and image exchange program, which enables the Bank to send their item processing work electronically to its Data Center.  Small-business clients benefit from this program as the Bank changes the cutoff time to the end of the business day.  Another program the Bank has launched gives small business owners the ability to capture the images of their deposited items and electronically send their deposits to the Bank using the Automated Clearing House for processing checks electronically giving them immediate credit for their deposited items.  Thus accelerating the availability of funds represented by checks.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

more

(financial statements follow)

PELICAN FINANCIAL, INC.

Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents
Cash and due from banks	$966,961	$2,831,621
Interest-bearing deposits	1,601,113	275,800
Federal funds sold	10,877,466	7,384,068
Total cash and cash equivalents	13,445,540	10,491,489
Securities available for sale	68,157,039	69,385,545
Federal Reserve & Federal Home Loan Bank Stock	2,489,900	2,669,700
Loans receivable, net	113,992,909	110,830,985
Premises and equipment, net	3,633,571	3,713,200
Other assets	2,105,630	1,724,659

	$203,824,589	$198,815,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$19,330,858	$15,200,340
Interest-bearing	129,817,994	125,508,431
Total deposits	149,148,852	140,708,771
Federal Home Loan Bank borrowings	38,500,000	41,500,000
Other liabilities	601,221	319,057
Total liabilities	188,250,073	182,527,828

Shareholders’ equity
Preferred stock, 200,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value 10,000,000 shares authorized; 4,494,365 outstanding at March 31, 2005 and December 31, 2004	44,943	44,943
Additional paid in capital	15,574,767	15,574,767
Retained earnings	606,306	932,726
Accumulated other comprehensive income (loss), net of tax	(651,500)	(264,686)
Total shareholders’ equity	15,574,516	16,287,750

	$203,824,589	$198,815,578

PELICAN FINANCIAL, INC.

Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended March 31,
	2005	2004
Interest income
Loans, including fees	$1,947,805	$1,999,705
Investment securities, taxable	536,418	499,232
Federal funds sold and overnight accounts	71,690	89,540
Total interest income	2,555,913	2,588,477

Interest expense
Deposits	806,599	876,459
Other borrowings	357,309	163,042
Total interest expense	1,163,908	1,039,501

Net interest income	1,392,005	1,548,976

Provision for loan losses	—	75,000

Net interest income after provision for loan losses	1,392,005	1,473,976

Noninterest income
Gain on sales of securities, net	—	2,330
Service charges on deposit accounts	58,042	30,529
Gain on sale of loans, net	1,657	9,641
Net gain (loss) on foreclosed assets and other income	3,910	58,970
Total noninterest income	63,609	101,470

Noninterest expense
Compensation and employee benefits	874,816	937,674
Occupancy and equipment	378,766	270,806
Legal	67,837	49,625
Accounting and auditing	50,303	70,122
Data processing	73,242	48,202
Marketing and advertising	44,465	32,153
Loan and other real estate owned	66,545	123,279
Other noninterest expense	393,899	286,464
Total noninterest expense	1,949,873	1,818,325

Income (loss) before income taxes	(494,259)	(242,879)

Income tax expense (benefit)	(167,839)	(82,455)

Net Income (loss)	$(326,420)	$(160,424)

Basic earnings (loss) per share	$(0.07)	$(0.04)

Diluted earnings (loss) per share	$(0.07)	$(0.04)